SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report: (Date of earliest event reported) April 26, 2001



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                                 1-3247              16-0393470
(State or other jurisdiction             (Commission         (I.R.S. Employer
of incorporation)                        File Number)        Identification No.)



One Riverfront Plaza, Corning, New York                      14831
(Address of principal executive offices)                     (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.


Item 7.   Financial Statements.


Exhibits:

The Registrant's press release of April 26, 2001.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              CORNING INCORPORATED
                              Registrant



Date: April 26, 2001          By    /s/  KATHERINE A. ASBECK
                                         Katherine A. Asbeck
                                         Senior Vice President and Controller

FOR RELEASE - APRIL 26, 2001


Corning Media Contact:     Corning Investor Relations Contact:
Daniel F. Collins          Katherine M. Dietz
(607) 974-4197             (607) 974-8217
collinsdf@corning.com      dietzkm@corning.com



            Corning's First Quarter Performance Exceeds Expectations
                  as Pro Forma Earnings Per Share Increased 26%

                   Company reduces 2001 guidance and announces
                         additional workforce reductions


CORNING, N.Y. - Corning Incorporated (NYSE:GLW), a worldwide leader in optical communications technologies, today reported first quarter pro forma earnings per share of $0.29, up 26% from $0.23 per share a year ago. Corning exceeded by
$0.01 per share the current consensus of analysts' earnings estimates, as compiled by Thomson Financial/First Call. Pro forma net income for the first quarter of 2001 totaled $277 million, an increase of 47%, as compared with $188 million in 2000. Additionally, Corning said that it is revising its 2001 pro forma earnings guidance from $1.20 to $1.30 per share, to $0.90 to $1.00 per share. The company also said that it would have eliminated approximately 4,300 permanent and temporary positions, including those announced today, by the end of this month.

John W. Loose, Corning's president and chief executive officer, said, "Early in the first quarter we warned of a significant softening in the telecommunications market. We immediately put into place an aggressive action plan to control costs, reduce overhead and reallocate portions of our fiber volume into international markets that we had been previously unable to serve. These actions clearly paid off and our strong first quarter results are evidence.

"The capital spending outlook for network carriers continues to soften and is now impacting all of our telecommunications businesses more significantly, including optical fiber. Due to this extended market weakness, we are lowering our full year pro forma earnings guidance. We are also accelerating our efforts to reduce spending and trimming our workforce to address this downturn."





                                     (more)

Corning Reports Q1 Earnings
Page 2


First quarter review

First quarter sales were $1.9 billion, an increase of 42%, as compared with 2000 first quarter sales of $1.35 billion. Excluding the impact of acquisitions, sales increased 26%. Optical fiber volume grew by 25% versus the first quarter of last year driven by strong demand for Corning's premium products, LEAF(R), the company's high-data-rate optical fiber, and MetroCor(TM), Corning's fiber solution for the metropolitan marketplace. International premium fiber volume doubled versus last year. Photonic Technologies first quarter sales increased 28% over last year, however sales were 32% lower than the fourth quarter of 2000 due to softness in the optical amplifier business. Sales volume of flat-panel display glass grew at a rate of 20% as the industry adjusted inventory levels, however revenues in the quarter were flat with the prior year due to the translation impact of the weak yen.

Corning's net income for the first quarter of 2001 totaled $132 million, or $0.14 per share. This compares with first quarter 2000 net income of $77 million, or $0.09 per share.

Corning reviews 2001 outlook

Corning's revised 2001 pro forma earnings guidance of $0.90 to $1.00 per share compares to 2000 pro forma earnings of $1.23 per share. The company also revised its overall 2001 sales outlook down to $7.8 billion to $8.0 billion.

Commenting on the company's outlook for 2001, Loose said, "Capital availability constraints in the market are negatively impacting carriers' ability to build and upgrade networks, contributing to recent significant reductions in high-data-rate fiber demand from our top customers."

The company  now  expects its 2001 fiber  volume to grow at a rate of 15% to 20%
and that premium fiber products, as a percentage of total fiber volume will approximate 25%. Loose said, "We continue to emphasize expansion of our fiber and cable businesses into international markets. We have been particularly successful in China in the first quarter. Additionally, we are seeing strengthening single-mode fiber demand."

Loose added, "We now expect this year's photonic technologies business sales to be approximately flat with last year's levels. This is primarily a result of significantly lower sales of optical amplifiers due to the industry slow down and reduction of inventories. However, our other photonic product lines continue to grow as we take market share and add new customers."







                                     (more)

Corning Reports Q1 Earnings
Page 3


Corning said that the impact of the economic downturn is expected to be much less severe in its advanced materials and information display segments than in its telecommunications segment. It expects volume growth in its flat-panel display business to be approximately 40% for the year, but the impact of the weak yen on translated sales will hold sales increases to about 20%. The company said it is already seeing signs of recovery in Korean and Taiwanese markets.

Corning now expects second quarter sales to be about $1.8 billion to $1.9 billion. Second quarter pro forma earnings per share are expected to be in the range of $0.18 to $0.21, compared to last year's second quarter earnings of $0.31. Photonic technologies sales are anticipated to be the same as the first quarter, while fiber volume is expected to be flat year over year due to recent order cancellations by several major U.S. customers of high-data-rate fiber.

Company Initiatives

"In response to this softer outlook we have instituted a 20% capital spending reduction, we are moving aggressively to lower inventory levels for the remainder of the year, and we are reducing our workforce," Loose said.

The company announced today that it is reducing an additional 1,000 positions in its Photonic Technologies business. The majority of these reductions are occurring at the Erwin and Rochester, N.Y., Bedford, Mass., and Scranton, Pa. facilities. This brings total reductions in Photonic Technologies to about 2,500 for the year. When combined with other layoffs, primarily in its hardware and equipment and controls and connectors businesses, the company's total workforce reduction to date is about 4,300. Corning said it might take a restructuring charge in the second quarter as a result of these April 2001 and potential future workforce reductions.

"We will continue to take actions in response to market slowdowns, including the possibility of further company-wide workforce reductions. I remain confident that Corning is well positioned to ride out this economic downturn and to capitalize on the projected long-term growth of the telecommunications market," Loose said. "Our fundamental business strategy of investing in high-growth optical communications, advanced materials and information display businesses is sound. At our core, we are a technology company and we remain committed to our optical layer strategy and the development of new technologies. We continue to be profitable and our balance sheet remains strong."









                                     (more)

Corning Reports Q1 Earnings
Page 4


Conference Call Information

The company will host a conference call at 8:30 a.m. EST on Friday, April 27, 2001. To access the call, dial 1-888-398-1687 (Domestic) or 1-712-257-0401
(International). The passcode is EARNINGS. A replay of the call will begin at approximately 10:30 a.m. and will run through 5:00 p.m. EST on Friday, May 11, 2001. To access the replay, dial 1-800-468-0312 or 1-402-220-2266; a password is not required. To listen to a live audio webcast of the call, go to http://www.corning.com/investor_relations/ and follow the instructions.

Established in 1851, Corning Incorporated (www.corning.com) creates leading-edge technologies for the fastest-growing markets of the world's economy. Corning manufactures optical fiber, cable and photonic products for the telecommunications industry; and high-performance displays and components for television and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets. Corning's revenues in 2000 were $7.1 billion.

                                       ###

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

Pro Forma Statement

Pro forma net income excludes amortization of purchased intangibles and goodwill, purchased in-process research and development, one-time acquisition costs, discontinued operations and other non-recurring items.

Corning Incorporated and Subsidiary Companies
Pro Forma Consolidated  Statements of  Income
Excluding   Amortization  of  Purchased  Intangibles  and  Goodwill,   Purchased
In-Process Research and Development, Acquisition-Related Costs and Non-Recurring Items
(Unaudited, in millions, except per share amounts)

                                                                             For the three months ended
                                                                                      March 31,
                                                                            ----------------------------
                                                                                2001             2000
                                                                            ----------        ----------

Net sales                                                                    $   1,921         $   1,351
Cost of sales                                                                    1,112               788
                                                                             ---------         ---------

Gross margin                                                                       809               563

Operating Expenses
    Selling, general and administrative expenses                                   261               200
    Research, development and engineering expenses                                 162               110
                                                                             ---------         ---------

Operating income                                                                   386               253

Interest income                                                                     24                16
Interest expense                                                                   (34)              (24)
Other income (expense), net                                                         (9)              (13)
                                                                             ---------         ---------

Income before taxes                                                                367               232
Taxes on income                                                                    119                75
                                                                             ---------         ---------

Income before minority interest and equity earnings                                248               157
Minority interest in earnings of subsidiaries                                       (5)               (3)
Equity in earnings of associated companies                                          34                34
                                                                             ---------         ---------

Pro Forma Net Income                                                         $     277         $     188
                                                                             =========         =========

Pro Forma Basic Earnings Per Share                                           $    0.30         $    0.23
                                                                             =========         =========
Pro Forma Diluted Earnings Per Share                                         $    0.29         $    0.23
                                                                             =========         =========
Dividends Declared                                                           $    0.06         $    0.06
                                                                             =========         =========

Shares used in computing pro forma per share amounts:
     Pro forma basic earnings per share                                            923               811
                                                                             =========         =========
     Pro forma diluted earnings per share                                          943               840
                                                                             =========         =========


The above pro forma amounts for the quarter ended March 31, 2001 have been adjusted to eliminate $156 million ($145 million after tax) of amortization of purchased intangibles and goodwill.

The above pro forma amounts for the quarter ended March 31, 2000 have been adjusted to eliminate $13 million ($10 million after tax) of amortization of purchased intangibles and goodwill, $42 million ($26 million after tax) of in-process research and development charges, $47 million ($43 million after tax) of transaction costs from the Oak acquisition, $36 million after tax for the impairment of the entire equity investment in Pittsburgh Corning Corporation, and $7 million ($4 million after tax) for a nonoperating gain related to the sale of Quanterra Incorporated.




                                    Pro Forma

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Statements of Income
(Unaudited, in millions, except per share amounts)


                                                                             For the three months ended
                                                                                      March 31,
                                                                            ----------------------------
                                                                                2001             2000
                                                                            ----------        ----------

Net sales                                                                    $   1,921         $   1,351
Cost of sales                                                                    1,112               788
                                                                             ---------         ---------

Gross margin                                                                       809               563

Operating Expenses
    Selling, general and administrative expenses                                   261               200
    Research, development and engineering expenses                                 162               110
    Amortization of purchased intangibles, including goodwill                      156                13
    Acquisition-related charges                                                                       89
                                                                             ---------         ---------

Operating income                                                                   230               151

Interest income                                                                     24                16
Interest expense                                                                   (34)              (24)
Other income (expense), net                                                         (9)              (13)
Nonoperating gains                                                                                     7
                                                                             ---------         ---------

Income before taxes                                                                211               137
Taxes on income                                                                    108                55
                                                                             ---------         ---------

Income before minority interest and equity earnings                                103                82
Minority interest in earnings of subsidiaries                                       (5)               (3)
Equity in earnings of associated companies                                          34                34
Impairment of equity investment                                                                      (36)
                                                                             ---------         ---------

Net Income                                                                   $     132         $      77
                                                                             =========         =========

Basic Earnings Per Share                                                     $    0.14         $    0.09
                                                                             =========         =========
Diluted Earnings Per Share                                                   $    0.14         $    0.09
                                                                             =========         =========
Dividends Declared                                                           $    0.06         $    0.06
                                                                             =========         =========

Shares used in computing per share amounts:
     Basic earnings per share                                                      923               811
                                                                             =========         =========
     Diluted earnings per share                                                    937               832
                                                                             =========         =========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Balance Sheets
(Unaudited, in millions)

                                                                           March 31, 2001          December 31, 2000
                                                                           --------------          -----------------

                   Assets
Current Assets
     Cash and short-term investments                                       $     1,149               $     1,794
     Accounts receivable, net                                                    1,351                     1,489
     Inventories                                                                 1,215                     1,040
     Deferred taxes on income and
         other current assets                                                      359                       311
                                                                           -----------               -----------
              Total current assets                                               4,074                     4,634

Investments                                                                        606                       635

Plant and equipment, net                                                         4,939                     4,679

Goodwill and other intangible assets, net                                        7,286                     7,340

Other assets                                                                       268                       238
                                                                           -----------               -----------

Total Assets                                                               $    17,173               $    17,526
                                                                           ===========               ===========

             Liabilities and Shareholders' Equity

Current Liabilities
     Loans payable                                                         $       197               $       128
     Accounts payable                                                              614                       855
     Other accrued liabilities                                                     827                       966
                                                                           -----------               -----------
              Total current liabilities                                          1,638                     1,949

Long-term debt                                                                   3,838                     3,966
Other liabilities                                                                  798                       830
Minority interest in subsidiary companies                                          140                       139
Mandatorily redeemable convertible preferred stock                                   8                         9
Common shareholders' equity                                                     10,751                    10,633
                                                                           -----------               -----------

Total Liabilities and Shareholders' Equity                                 $    17,173               $    17,526
                                                                           ===========               ===========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Notes to Consolidated Financial Statements
Quarter 1, 2001


(1)  Information by Operating Segment
     Information about the performance of Corning's three operating segments for the first quarter of 2001 and 2000 are presented below. These amounts exclude revenues, expenses and equity earnings not specifically identifiable to segments. Segment net income excludes amortization of purchased intangibles and goodwill, purchased in-process research and development costs, one-time acquisition costs and other nonrecurring items. This measure is not in accordance with generally accepted accounting principles (GAAP) and may not be consistent with measures used by other companies.

     Corning prepared the financial results for its three operating segments on a basis that is consistent with the manner in which Corning management internally disaggregates financial information to assist in making internal operating decisions. Corning has allocated some common expenses among segments differently than it would for stand alone financial information prepared in accordance with GAAP. Corning has realigned one product line from the Advanced Materials segment into the Telecommunications segment. Segment results for 2000 have been restated to conform to the current presentation.

                                                                                    Three months ended
                                                                                         March 31,
                                                                                  2001             2000
                                                                                --------         ---------
         Telecommunications
         Net sales                                                              $  1,433         $     905
         Research, development and engineering expenses                         $    124         $      78
         Interest expense                                                       $     25         $      15
         Segment earnings before minority interest and equity earnings          $    186         $     112
             Minority interest in losses of subsidiaries                                                 3
             Equity in earnings of associated companies                                3
                                                                                --------         ---------
         Segment net income                                                     $    189         $     115
                                                                                ========         =========

         Advanced Materials
         Net sales                                                              $    282         $     252
         Research, development and engineering expenses                         $     28         $      26
         Interest expense                                                       $      5         $       6
         Segment earnings before minority interest and equity earnings          $     26         $      17
             Minority interest in earnings of subsidiaries
             Equity in earnings of associated companies                                6                 6
                                                                                --------         ---------
         Segment net income                                                     $     32         $      23
                                                                                ========         =========

         Information Display
         Net sales                                                              $    201         $     188
         Research, development and engineering expenses                         $     10         $       6
         Interest expense                                                       $      4         $       3
         Segment earnings before minority interest and equity earnings          $     21         $      20
             Minority interest in earnings of subsidiaries                            (5)               (6)
             Equity in earnings of associated companies                               25                27
                                                                                --------         ---------
         Segment net income                                                     $     41         $      41
                                                                                ========         =========

         Total segments
         Net sales                                                              $  1,916         $   1,345
         Research, development and engineering expenses                         $    162         $     110
         Interest expense                                                       $     34         $      24
         Segment earnings before minority interest and equity earnings          $    233         $     149
             Minority interest in earnings of subsidiaries                            (5)               (3)
             Equity in earnings of associated companies                               34                33
                                                                                --------         ---------
         Segment net income                                                     $    262         $     179
                                                                                ========         =========

A reconciliation of the totals reported for the operating segments to the applicable line items in the consolidated financial statements is as follows:

                                                                                    Three months ended
                                                                                         March 31,
                                                                                  2001             2000
                                                                                --------         ---------

    Net sales
         Total segment net sales                                                $  1,916         $   1,345
         Non-segment net sales (a)                                                     5                 6
                                                                                --------         ---------

           Total net sales                                                      $  1,921         $   1,351
                                                                                ========         =========


    Net income
         Total segment income (b)                                               $    262         $     179
             Unallocated items:
         Non-segment loss and other (a)                                               (1)               (2)
         Nonoperating gain                                                                               7
         Amortization of purchased intangibles and goodwill (c)                     (156)              (13)
         Acquisition-related charges                                                                   (89)
         Interest income (d)                                                          24                15
         Income tax (e)                                                                3                15
         Equity in earnings of associated companies (a)                                                  1
         Impairment of equity investment                                                               (36)
                                                                                --------         ---------

           Net income                                                           $    132         $      77
                                                                                ========         =========

     (a)  Includes amounts derived from corporate investments.
     (b)  Includes royalty, interest and dividend income.
     (c) Amortization of purchased intangibles and goodwill relates primarily to the Telecommunications segment.
     (d)  Corporate interest income is not allocated to reportable segments.
     (e)  Includes tax associated with unallocated items.

(2)  Recent Acquisitions
     On March 19, 2001, Corning completed the acquisition of Tropel Corporation, a manufacturer of precision optics and metrology instruments for the semiconductor and other industries, for approximately $66 million in cash and 1.95 million shares of Corning common stock. Based upon the average closing price of Corning common stock for a range of days surrounding the announcement and adjusted for a discount commensurate with restrictions on the shares issued, the recorded purchase price approximated $160 million. The excess of the purchase price over the estimated fair value of tangible assets acquired was allocated primarily to goodwill. Goodwill of approximately $155 million is being amortized on a straight-line basis over 15 years.

(3)  Depreciation and Amortization
     Depreciation and amortization charged to operations for the first quarters of 2001 and 2000 totaled $312 million and $126 million, respectively.

(4)  Taxes on Income
     Corning's effective income tax rate for the first quarter ending March 31, 2001 was 51.1%, an increase over the 2000 rate of 40.1%. The increase was primarily due to the large amounts of non-tax deductible purchased intangibles and goodwill. Excluding the impact of the amortization of purchased intangibles and goodwill, purchased in-process research and development costs, one-time acquisition costs and other nonrecurring items, the effective income tax rate was approximately 32.5% for the quarters ended March 31, 2001 and 2000.